Exhibit 10.1

CONTRIBUTION AGREEMENT

          This CONTRIBUTION AGREEMENT (“Agreement”) is effective as of August 8, 2008 (the “Effective Date”) by and between Geron Corporation, a Delaware corporation (“Geron”), and ViaGen, Inc., an Arizona corporation (the “Company”).

RECITALS

1.        WHEREAS, Geron owns 4,990 shares of the Common Stock of Start Licensing, Inc., a Delaware corporation (“Start”), comprising 49.9% of the issued and outstanding shares of Start (the “Stock”); and

2.        WHEREAS, Geron wishes to contribute all of its rights, title and interest in the Stock to the Company in exchange for the Company’s issuing to Geron 2,982,648 shares of the Company’s Series A Preferred Stock (the “Shares”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, Geron and the Company agree as follows:

ARTICLE 1
CONTRIBUTION OF STOCK & ISSUANCE OF SHARES

1.1       Contribution of Stock.  Subject to the terms and conditions of this Agreement, as of the Effective Date, Geron hereby assigns, transfers, and delivers to the Company, as a contribution, all of the Stock. Upon execution of this Agreement, Geron will deliver the certificates representing the Stock, endorsed to the Company.

1.2       Issuance of Shares.  Upon the contribution of the Stock by Geron, and as of the Effective Date, the Company will issue the Shares to Geron.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF GERON

2.1       Authority.  Geron has the corporate power, capacity and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement and to perform Geron’s obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of Geron, enforceable in accordance with its terms.

2.2       Ownership of Stock.  Geron is the legal and beneficial owner of the Stock and such Stock constitutes all the shares of Start Common Stock owned by Geron. Geron holds the Stock free and clear of all liens, encumbrances, restrictions and claims of every kind.  Geron has the legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Stock pursuant to this Agreement and the delivery to the Company of the Stock pursuant to the provisions of this Agreement will transfer to the Company valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any Stock by Geron.

2.3       Government Filings; No Violation.  No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Geron from any governmental entity in connection with the execution and delivery of this Agreement and the consummation by Geron of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (i) Geron’s ability to consummate the transactions contemplated by this Agreement; (ii) the Company’s ability to acquire ownership of the Stock, free and clear of any encumbrances; or (iii) the ability of the Company, following the transactions contemplated herein, to conduct any material business or operations of Start in any jurisdiction where such business or operations are now being conducted.

2.4       No Violations.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, any of Geron’s governing documents; (ii) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an encumbrance on any assets of Geron pursuant to any contract, mortgage, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, or restriction (“Contracts”) that is binding upon Geron or any Law or governmental or non-governmental permit or license to which Geron is subject; or (iii) any change in the rights or obligations of any party under any of Geron’s Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair (1) Geron’s ability to consummate the transactions contemplated by this Agreement, (2) Company’s ability to acquire ownership of the Stock, free and clear of any encumbrances; or (3) the ability of the Company, following consummation of the transactions contemplated herein, to conduct any material business or operations of Start in any jurisdiction where such business or operations are now being conducted. For the purposes of this Agreement, “Law” means ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local.

2.5       Litigation.  There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to Geron’s knowledge after due inquiry, threatened against or affecting Geron or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against or affecting Geron or any of its properties or rights, except such that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (i) Geron’s ability to consummate the transactions contemplated by this Agreement; (ii) the Company’s ability to acquire ownership of all the Stock, free and clear of any encumbrances; or (iii) the ability of the Company, following the consummation of the transaction contemplated by this Agreement, to conduct any material business or operations of the Start in any jurisdiction where such business or operations are now being conducted.

2.6       Compliance with Law.  Geron is not in violation of any Law, except for violations or possible violations that, individually or in the aggregate, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (i) Geron’s ability to consummate the transactions contemplated by this Agreement; (ii) the Company’s ability to acquire ownership of the Stock, free and clear of any encumbrances; or (iii) the ability of the Company, following the consummation of the transactions contemplated by this Agreement, to conduct any material business or operations of Start in any jurisdiction where such business or operations are now being conducted.

2.7       Brokers and Finders.  Geron has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1       Authority.  The Company has the corporate power, capacity and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement and to perform the Company’s obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms.

3.2       Issuance and Delivery of Shares.  The Shares have been duly authorized and, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

ARTICLE 4
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

4.1       Survival.  The covenants, agreements, representations, and warranties of Geron contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Date.

4.2       Indemnification by Geron.  Geron hereby agrees to indemnify the Company against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit, proceeding, claim, investigation or other loss) incurred or suffered by the Company arising out of any breach of any covenant, agreement, warranty or representation or any inaccuracy or omission in any representation or warranty made by Geron pursuant to this Agreement.

4.3       Indemnification by Company. The Company hereby agrees to indemnify Geron against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit, proceeding, claim, investigation or other loss) incurred or suffered by Geron arising out of any breach of any covenant, agreement, warranty or representation or any inaccuracy or omission in any representation or warranty made by the Company pursuant to this Agreement.

ARTICLE 5
MISCELLANEOUS PROVISIONS

5.1       Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

5.2       Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 5.2.

5.3       Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

5.4       Expenses.  All fees and expenses (including all fees of legal counsel and accountants) incurred by any party in connection with the negotiation and execution of this Agreement and the other agreements contemplated herein shall be borne by the party incurring such fees and expenses.

5.5       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona (without regard to its conflicts of law doctrines).

5.6       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7       Specific Performance.  Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

5.8       Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9       Entire Agreement.  This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.10      Severability.  If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERON

Geron Corporation, a Delaware corporation

By: /s/ David L. Greenwood

Name:  David L. Greenwood

Title: Executive Vice President and Chief Financial Officer

COMPANY

VIAGEN, INC., an Arizona corporation

By:  /s/ Mark Walton

          Mark Walton, President

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